Exhibit 99

1016 Civic Center Drive NW • Rochester, MN 55901 • Phone (507) 535-1200 - FAX (507) 535-1301

NEWS RELEASE	CONTACT:	Bradley Krehbiel, Chief Executive Officer, President HMN Financial, Inc. (507) 252-7169 FOR IMMEDIATE RELEASE

HMN FINANCIAL, INC. ANNOUNCES FIRST QUARTER RESULTS

First Quarter Summary

●	Net income of $1.3 million, down $0.3 million, from $1.6 million for first quarter of 2023
●	Diluted earnings per share of $0.30, down $0.07, from $0.37 for first quarter of 2023
●	Net interest income of $7.3 million, down $0.8 million, from $8.1 million for first quarter of 2023
●	Net interest margin of 2.63%, down 46 basis points, from 3.09% for first quarter of 2023
●	Provision for credit losses of ($0.2) million, down $0.2 million, from first quarter of 2023

Net Income Summary	Three Months Ended March 31,
(Dollars in thousands, except per share amounts)	2024	2023
Net income	$1,318	1,634
Diluted earnings per share	0.30	0.37
Return on average assets (annualized)	0.46%	0.61%
Return on average equity (annualized)	4.36%	5.64%
Book value per share	$24.39	22.35

ROCHESTER, MINNESOTA, April 18, 2024 - HMN Financial, Inc. (HMN or the Company) (Nasdaq:HMNF), the $1.2 billion holding company for Home Federal Savings Bank (the Bank), today reported net income of $1.3 million for the first quarter of 2024, a decrease of $0.3 million compared to net income of $1.6 million for the first quarter of 2023. Diluted earnings per share for the first quarter of 2024 was $0.30, a decrease of $0.07 from diluted earnings per share of $0.37 for the first quarter of 2023. The decrease in net income between the periods was due primarily to a $0.8 million decrease in net interest income because of a decline in the net interest margin as a result of funding costs increasing faster than the yields on interest earning assets. This decrease in net income was partially offset by a $0.2 million decrease in the provision for credit losses due primarily to a decrease in the general reserves as a result of updating the annual historical vintage loan loss analysis during the quarter. Other non-interest expenses decreased $0.1 million primarily because of a decrease in compensation and benefits expense due to a reduction in incentive accruals. Income tax expense also decreased $0.2 million primarily because of the decrease in pre-tax income.

President’s Statement

“Maintaining our net interest income was a challenge in the first quarter due to the rates paid on deposits and other funding sources increasing more quickly than the yields earned on our interest earning assets,” said Bradley Krehbiel, President and Chief Executive Officer of HMN. “We are, however, encouraged by the growth in core deposit balances during the quarter and optimistic that net interest margin will slowly improve over time as increases in deposit costs slow and our earning assets reprice to higher current market rates. We will continue to focus our efforts on profitably growing the Company and expanding our core customer deposit relationships.”

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First Quarter Results

Net Interest Income

Net interest income was $7.3 million for the first quarter of 2024, a decrease of $0.8 million, or 10.0%, compared to $8.1 million for the first quarter of 2023. Interest income was $12.0 million for the first quarter of 2024, an increase of $2.1 million, or 21.0%, from $9.9 million for the first quarter of 2023. Interest income increased primarily because of the increase in the average yield earned on interest-earning assets between the periods and also because of the $50.3 million increase in the average interest-earning assets. The average yield earned on interest-earning assets was 4.36% for the first quarter of 2024, an increase of 56 basis points from 3.80% for the first quarter of 2023. The increase in the average yield is primarily related to the increase in market interest rates as a result of the 5.00% increase in the prime interest rate over the past two years.

Interest expense was $4.7 million for the first quarter of 2024, an increase of $2.8 million, or 156.4%, compared to $1.9 million for the first quarter of 2023. Interest expense increased primarily because of the increase in the average interest rate paid on interest-bearing liabilities between the periods. Interest expense also increased because of the $44.9 million increase in the average interest-bearing liabilities and non-interest bearing deposits between the periods. The average interest rate paid on interest-bearing liabilities and non-interest bearing deposits was 1.88% for the first quarter of 2024, an increase of 111 basis points from 0.77% for the first quarter of 2023. The increase in the average rate paid is primarily related to the change in the types of funding sources as more brokered deposits and certificates of deposits were used as funding sources in the first quarter of 2024 than were used in the first quarter of 2023. These funding sources generally have higher interest rates than traditional checking and money market accounts. The increase in market interest rates as a result of the 5.00% increase in the federal funds rate over the past two years also contributed to the higher funding costs in the first quarter of 2024 when compared to the same period in 2023. Net interest margin (net interest income divided by average interest-earning assets) for the first quarter of 2024 was 2.63%, a decrease of 46 basis points, compared to 3.09% for the first quarter of 2023. The decrease in the net interest margin is primarily because the increase in the average rate paid on interest-bearing liabilities and non-interest bearing deposits exceeded the increase in the average yield earned on interest-earning assets between the periods.

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A summary of the Company’s net interest margin for the three-month periods ended March 31, 2024 and 2023 is as follows:

	For the three-month period ended March 31,
	2024			2023
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities available for sale	$229,901	923	1.61%	$268,684	795	1.20%
Loans held for sale	1,853	29	6.21	1,216	18	6.04
Single family loans, net	264,791	2,877	4.37	208,127	1,951	3.80
Commercial loans, net	541,148	7,071	5.25	522,921	6,373	4.94
Consumer loans, net	41,502	709	6.87	45,784	661	5.85
Other	28,677	390	5.46	10,814	115	4.31
Total interest-earning assets	1,107,872	11,999	4.36	1,057,546	9,913	3.80

Interest-bearing liabilities:
Checking accounts	144,848	306	0.85	161,708	188	0.47
Savings accounts	106,312	28	0.11	120,741	26	0.09
Money market accounts	272,014	1,580	2.34	258,768	655	1.03
Retail certificate accounts	134,195	1,349	4.03	75,938	223	1.19
Wholesale certificate accounts	116,422	1,477	5.09	61,048	711	4.72
Customer escrows	0	0	0.00	6,393	32	2.00
Advances and other borrowings	231	3	5.71	1,219	15	4.86
Total interest-bearing liabilities	774,022			685,815
Non-interest checking	238,329			282,136
Other non-interest bearing liabilities	2,898			2,423
Total interest-bearing liabilities and non-interest bearing deposits	$1,015,249	4,743	1.88	$970,374	1,850	0.77
Net interest income		$7,256			$8,063
Net interest rate spread			2.48%			3.03%
Net interest margin			2.63%			3.09%

Provision for Credit Losses

The provision for credit losses was ($0.2) million for the first quarter of 2024, a decrease of $0.2 million compared to the provision for credit losses in the first quarter of 2023. The provision for credit losses decreased in the first quarter of 2024 primarily because of a decrease in the general reserve percentages used to calculate the allowance for credit losses as a result of updating the annual historical vintage loan loss analysis during the quarter. The provision for credit losses was also reduced as a result of the reduction in the required qualitative reserves due to perceived improvements in the forecasted economic conditions. These reductions were partially offset by an increase in the provision as a result of an increase in the allowance for credit losses attributable to loan growth.

The allowance for credit losses is measured on a collective (pool) basis when similar risk characteristics exist. Loans that do not share risk characteristics are evaluated on an individual basis. Loans evaluated individually are not included in the collective evaluations. The collective reserve amount is assessed based on the size and risk characteristics of the various portfolio segments, past loss history, and other adjustments determined to have a potential impact on future credit losses.

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A reconciliation of the Company’s allowance for credit losses on loans for the first quarters of 2024 and 2023 is summarized as follows:

(Dollars in thousands)	2024	2023
Balance at January 1,	$11,824	10,277
Adoption of Accounting Standard Update (ASU) 2016-13	0	1,070
Provision	(208)	(32)
Charge offs:
Single family	(30)	0
Recoveries	0	27
Balance at March 31,	$11,586	11,342
Allocated to:
Collective allowance	$11,167	11,139
Individual allowance	419	203
	$11,586	11,342

On January 1, 2023, the Company adopted Accounting Standards Update (ASU) 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The transition to this ASU resulted in a cumulative-effect adjustment to the allowance for credit losses of $1.1 million, an increase in deferred tax assets of $0.3 million, and a decrease to retained earnings of $0.8 million as of the adoption date. In addition, a liability for $0.1 million was established for projected future losses on unfunded commitments on outstanding lines of credit upon adoption. The projected liability for unfunded commitments decreased $1,000 during the first quarter of 2024 and increased $24,000 during the first quarter of 2023.

The following table presents the components of the provision for credit losses for the first quarters of 2024 and 2023.

	Three months ended March 31,
(Dollars in thousands)	2024	2023
Provision for credit losses on:
Loans	$(208)	(32)
Unfunded commitments	(1)	24
Total	$(209)	(8)

Total non-performing assets were $2.8 million at March 31, 2024 and $3.8 million at December 31, 2023. The reduction in non-performing assets during the quarter was primarily related to $0.8 million of principal payments received on a non-performing loan relationship in the agriculture industry.

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The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the end of the two most recently completed quarters.

	March 31,	December 31,
(Dollars in thousands)	2024	2023
Non‑performing loans:
Single family	$742	$762
Commercial real estate	462	493
Consumer	334	376
Commercial business	1,262	2,187
Total non-performing assets	$2,800	$3,818
Total as a percentage of total assets	0.24%	0.34%
Total as a percentage of total loans receivable	0.32%	0.44%
Allowance for credit losses to non-performing loans	413.78%	309.69%

Delinquency data:
Delinquencies (1)
30+ days	$1,632	$715
90+ days	0	0
Delinquencies as a percentage of loan portfolio (1)
30+ days	0.19%	0.08%
90+ days	0.00%	0.00%
(1) Excludes non-accrual loans.

Non-Interest Income and Expense

Non-interest income was $1.9 million for the first quarter of 2024, the same as it was for the first quarter of 2023.

Fees and service charges decreased $0.1 million between the periods due primarily to a decrease in overdraft fees collected as a result of changes to the Company’s overdraft policy that were implemented in the first quarter of 2024. Loan servicing fees decreased slightly between the periods due to a decrease in the aggregate balances of commercial loans that were being serviced for others. Gain on sales of loans decreased slightly between the periods because of a decrease in the margin realized on loans sold in the secondary market between the periods. These decreases were partially offset by a $0.1 million increase in other non-interest income due primarily to an increase in the income earned on the sales of uninsured investment products between the periods.

Non-interest expense was $7.6 million for the first quarter of 2024, a decrease of $0.1 million, or 1.8%, from $7.7 million for the first quarter of 2023. Compensation and benefits expense decreased $0.1 million primarily because of a reduction in incentive accruals between the periods. Occupancy and equipment expense decreased $0.1 million due primarily to a decrease in noncapitalized equipment costs between the periods. Other non-interest expense decreased slightly between the periods primarily because of a decrease in advertising costs. These decreases in non-interest expense were partially offset by a $0.1 million increase in professional services expense between the periods primarily because of an increase in legal and other audit related expenses. Data processing expenses increased slightly between the periods primarily because of an increase in core, mobile and on-line banking charges.

Income tax expense was $0.5 million for the first quarter of 2024, a decrease of $0.2 million from $0.7 million for the first quarter of 2023. The decrease in income tax expense between the periods is primarily the result of a decrease in pre-tax income.

Return on Assets and Equity

Return on average assets (annualized) for the first quarter of 2024 was 0.46.%, compared to 0.61% for the first quarter of 2023. Return on average equity (annualized) was 4.36% for the first quarter of 2024, compared to 5.64% for the same period in 2023. Book value per common share at March 31, 2024 was $24.39, compared to $22.35 at March 31, 2023.

General Information

HMN Financial, Inc. and the Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates twelve full service offices in Minnesota located in Albert Lea, Austin, Eagan, Kasson, La Crescent, Owatonna, Rochester (4), Spring Valley and Winona, one full service office in Marshalltown, Iowa, and one full service office in Pewaukee, Wisconsin. The Bank also operates two loan origination offices located in Sartell, Minnesota and La Crosse, Wisconsin.

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Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “anticipate,” “continue,” “could,” “expect,” “future,” “may,” “optimistic”, “project” and “will,” or similar statements or variations of such terms and include, but are not limited to, those relating to: enacted and expected changes to the federal funds rate and the resulting impacts on consumer deposits, loan originations, net interest margin, net interest income and related aspects of the Home Federal Savings Bank’s (the Bank) business; the anticipated impacts of inflation and rising interest rates on the general economy, the Bank’s clients, and the allowance for credit losses; anticipated future levels of the provision for credit losses; anticipated level of future asset growth; anticipated ability to maintain and grow core deposit relationships; anticipated call dates of callable investments owned; anticipated impact of tax law changes on future taxable state income; anticipated level of future core deposit growth; and the payment of dividends by HMN.

A number of factors, many of which may be amplified by deterioration in economic conditions, could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement; possible legislative and regulatory changes, including changes to regulatory capital rules; the ability of the Bank to comply with other applicable regulatory capital requirements; enforcement activity of the Office of the Comptroller of the Currency (OCC) and the Federal Reserve Bank of Minneapolis in the event of non-compliance with any applicable regulatory standard or requirement; adverse economic, business and competitive developments such as shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios; changes in costs associated with traditional and alternate funding sources, including changes in collateral advance rates and policies of the Federal Home Loan Bank (FHLB) and the Federal Reserve Bank; technological, computer-related or operational difficulties including those from any third party cyberattack; reduced demand for financial services and loan products; adverse developments affecting the financial services industry, such as recent bank failures or concerns involving liquidity; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; domestic and international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; the future operating results, financial condition, cash flow requirements and capital spending priorities of the Company and the Bank; the availability of internal and, as required, external sources of funding; the Company’s ability to attract and retain employees; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. All statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no duty to update any of the forward-looking statements after the date of this press release.

(Three pages of selected consolidated financial information are included with this release.)

***END***

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HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	March 31,	December 31,
(Dollars in thousands)	2024	2023
	(unaudited)
Assets
Cash and cash equivalents	$50,230	11,151
Securities available for sale:
Mortgage-backed and related securities (amortized cost $170,784 and $179,366)	152,759	161,414
Other marketable securities (amortized cost $54,221 and $54,112)	53,850	53,680
Total securities available for sale	206,609	215,094

Loans held for sale	4,146	1,006
Loans receivable, net	856,560	845,692
Accrued interest receivable	3,674	3,553
Mortgage servicing rights, net	2,631	2,709
Premises and equipment, net	15,775	15,995
Goodwill	802	802
Prepaid expenses and other assets	4,649	3,962
Deferred tax asset, net	7,174	7,171
Total assets	$1,152,250	1,107,135

Liabilities and Stockholders’ Equity
Deposits	$1,030,918	976,793
Federal Home Loan Bank advances and other borrowings	0	13,200
Accrued interest payable	3,730	2,399
Customer escrows	3,425	2,246
Accrued expenses and other liabilities	5,353	4,790
Total liabilities	1,043,426	999,428
Commitments and contingencies
Stockholders’ equity:
Serial-preferred stock ($.01 par value): authorized 500,000 shares; issued 0	0	0
Common stock ($.01 par value): authorized 16,000,000 shares; issued 9,128,662 outstanding 4,462,555 and 4,457,905	91	91
Additional paid-in capital	41,232	41,235
Retained earnings, subject to certain restrictions	143,248	142,278
Accumulated other comprehensive loss	(13,199)	(13,191)
Unearned employee stock ownership plan shares	(821)	(870)
Treasury stock, at cost 4,666,107 and 4,670,757 shares	(61,727)	(61,836)
Total stockholders’ equity	108,824	107,707
Total liabilities and stockholders’ equity	$1,152,250	1,107,135

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HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income
(unaudited)

	Three Months Ended March 31,
(Dollars in thousands, except per share data)	2024	2023
Interest income:
Loans receivable	$10,686	9,003
Securities available for sale:
Mortgage-backed and related	514	652
Other marketable	409	143
Other	390	115
Total interest income	11,999	9,913

Interest expense:
Deposits	4,740	1,803
Customer escrows	0	32
Advances and other borrowings	3	15
Total interest expense	4,743	1,850

Net interest income	7,256	8,063

Provision for credit losses	(209)	(8)
Net interest income after provision for credit losses	7,465	8,071

Non-interest income:
Fees and service charges	732	807
Loan servicing fees	388	400
Gain on sales of loans	294	295
Other	493	426
Total non-interest income	1,907	1,928

Non-interest expense:
Compensation and benefits	4,697	4,805
Occupancy and equipment	852	950
Data processing	535	505
Professional services	321	237
Other	1,146	1,196
Total non-interest expense	7,551	7,693
Income before income tax expense	1,821	2,306
Income tax expense	503	672
Net income	1,318	1,634
Other comprehensive income (loss), net of tax	(8)	2,246
Comprehensive income available to common shareholders	$1,310	3,880
Basic earnings per share	$0.30	0.38
Diluted earnings per share	$0.30	0.37

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HMN FINANCIAL, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
(unaudited)
SELECTED FINANCIAL DATA:	Three Months Ended March 31,
(Dollars in thousands, except per share data)	2024	2023
I. OPERATING DATA:
Interest income	$11,999	9,913
Interest expense	4,743	1,850
Net interest income	7,256	8,063

II. AVERAGE BALANCES:
Assets (1)	1,144,203	1,094,161
Loans receivable, net	847,441	776,832
Securities available for sale (1)	229,901	268,684
Interest-earning assets (1)	1,107,872	1,057,546
Interest-bearing liabilities and non-interest bearing deposits	1,015,249	970,374
Equity (1)	121,491	117,467

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	0.46%	0.61%
Interest rate spread information:
Average during period	2.48	3.03
End of period	2.51	2.90
Net interest margin	2.63	3.09
Ratio of operating expense to average total assets (annualized)	2.65	2.85
Return on average common equity (annualized)	4.36	5.64
Efficiency	82.41	77.00

	March 31,	December 31,	March 31,
	2024	2023	2023
IV. EMPLOYEE DATA:
Number of full time equivalent employees	159	162	165

V. ASSET QUALITY:
Total non-performing assets	$2,800	3,818	1,858
Non-performing assets to total assets	0.24%	0.34%	0.17%
Non-performing loans to total loans receivable	0.32	0.44	0.23
Allowance for credit losses	$11,586	11,824	11,342
Allowance for credit losses to total assets	1.01%	1.07%	1.06%
Allowance for credit losses to total loans receivable	1.33	1.38	1.42
Allowance for credit losses to non-performing loans	413.78	309.69	610.45

VI. BOOK VALUE PER COMMON SHARE:
Book value per common share	$24.39	24.16	22.35

	Three Months Ended Mar 31, 2024	Year Ended Dec 31, 2023	Three Months Ended Mar 31, 2023
VII. CAPITAL RATIOS:
Stockholders’ equity to total assets, at end of period	9.44%	9.73%	9.35%
Average stockholders’ equity to average assets (1)	10.62	10.65	10.74
Ratio of average interest-earning assets to average interest-bearing liabilities and non-interest bearing deposits (1)	109.12	109.00	108.98
Home Federal Savings Bank regulatory capital ratios:
Common equity tier 1 capital ratio	11.63	11.54	11.59
Tier 1 capital leverage ratio	9.18	9.08	9.20
Tier 1 capital ratio	11.63	11.54	11.59
Risk-based capital	12.88	12.80	12.84

(1)	Average balances were calculated based upon amortized cost without the market value impact of ASC 320.

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